Exhibit 10.31
CONFIDENTIAL
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (together with its attachments, the “Agreement”) is made and entered into as of February 1, 2007 by and between Transmeta Corporation, a Delaware corporation (together with its subsidiaries, successors and assigns, the “Company”), and Arthur L. Swift (the “Executive”).
     WHEREAS, the Executive has been employed by the Company as its President and Chief Executive Officer (“CEO”);
     WHEREAS, the Executive and the Company terminated that employment relationship, and the Executive resigned as President and CEO of the Company and as a member of the Company’s Board of Directors, effective February 1, 2007;
     WHEREAS, the Company believes that it is in the best interest of its shareholders to enter into a comprehensive separation agreement and release with the Executive;
     WHEREAS, the Executive and the Company (the “Parties”) desire to settle fully and finally any and all differences between them, and so have negotiated and agreed to a final settlement of their respective rights, obligations and liabilities;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company hereby agree as follows:
     1. The Parties agree that as of February 1, 2007, the Executive’s employment relationship with the Company is terminated. The Executive hereby resigns as President and Chief Executive Officer, as a member of the Company’s Board of Directors, and each other office and position in the Company, effective February 1, 2007.
     2. Severance Payment. The Company shall make to the Executive a final lump sum severance payment of $420,000 in two installments, subject to the Executive’s continued compliance with the terms and covenants set out in this Agreement, following the Effective Date (as defined in Section 6.d below) and according to the following schedule: the first installment of $210,000 shall be paid on or before February 15, 2007, and the second and final installment of $210,000 shall be paid on or before April 10, 2007. The Executive acknowledges that such $420,000 sum represents a gross amount before all applicable federal, state and local withholding taxes that are required to be deducted by the Company.
     3. Health Benefits. Pursuant to the provisions of COBRA, the Company will continue to pay for the Executive’s present election of group health benefits for the Executive and his dependents until he finds employment providing comparable health benefits, or through and including February 1, 2008, whichever occurs first.

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     4. Reimbursements. The Company shall promptly reimburse the Executive for any reasonable business expenses properly incurred by the Executive through February 1, 2007 and duly submitted by the Executive for reimbursement. By or before the Effective Date, the Company will pay to Executive all expense reimbursements, accrued vacation, outstanding benefits, salary and any similar payments, if any, owed by the Company to Executive as of the separation date of February 1, 2007.
     5. Stock Options. With respect to the stock options granted to the Executive by the Company, the Parties acknowledge and agree to the following:
     a. The Parties acknowledge and agree that the Company has granted to the Executive certain options to purchase the Company’s common stock as follows: (1) a March 2003 grant to purchase up to 750,000 shares of the Company’s common stock at an exercise price of $1.15 per share; (2) a May 2003 grant to purchase up to 75,000 shares of the Company’s common stock at an exercise price of $1.57 per share; (3) a May 2004 grant to purchase up to 125,000 shares of the Company’s common stock at an exercise price of $2.15 per share; (4) a March 2005 agreement to purchase up to 1,000,000 shares of the Company’s common stock at an exercise price of $0.93 per share; and (5) a June 2006 grant to purchase up to 750,000 shares of the Company’s common stock at an exercise price of $1.48 per share (collectively, the “Stock Options”). The Parties acknowledge and agree that each of the Stock Options is governed by the terms of their respective grant agreements.
     b. The Executive acknowledges and agrees that the Company has not issued to him any option to purchase common stock of the Company other than the stock options described above in subsection 5.a of this Agreement, and that he has no other right, title or interest in or to any option or right to acquire common stock of the Company.
     6. Mutual Releases.
     a. Release by the Company. In consideration of the Executive entering into this Agreement, to the fullest extent permitted by law, the Company, on behalf of itself and its subsidiaries, successors and assigns (collectively, the “Releasing Company Parties”), knowingly and voluntarily releases and discharges the Executive, and each of the Executive’s heirs, family members, executors, administrators and attorneys, and any successor or assign of any of the foregoing (collectively, the “Released Executive Parties”), from any claim, charge, action or cause of action that any of the Releasing Company Parties may have against any of the Released Executive Parties, whether known or unknown, from the beginning of time through the Effective Date based upon any act, fact, omission, matter, cause or thing whatsoever, whether or not related to or arising out of the Executive’s employment with the Company or the termination thereof. Notwithstanding the foregoing, this release shall not extend to or discharge (i) the Company’s right to enforce the terms and conditions of this Agreement, or (ii) any rights or claims that might arise after the Effective Date, or (iii) the Company’s right to enforce the terms and conditions of the Proprietary Information Agreement, or (iv) the Company’s right to enforce the terms and conditions of the Indemnity Agreement, its Certificate of Incorporation or its Bylaws, or (v) the Company’s right to collect any applicable federal, state or local withholding taxes that are required to be

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deducted by the Company for any reason, all of which rights and claims shall be preserved, or (vi) the Company’s right to enforce the terms and conditions of each agreement and plan governing the issuance of each stock option referenced in Section 5.a, as well as the stock issued upon exercise of that stock option. The Company represents and warrants that it currently knows of no basis for any claims by it against any Released Executive Party, and that neither the Company nor anyone acting on its behalf has filed any claim, action, suit, complaint or proceeding against any Released Executive Party in any agency, court or other forum or tribunal.
     b. Release by the Executive. In consideration of the Company entering into this Agreement, to the fullest extent permitted by law, the Executive, on behalf of himself and his heirs, executors, administrators, successors and assigns (collectively, the Releasing Executive Parties”), knowingly and voluntarily releases and discharges the Company and its subsidiaries and affiliates, the respective current and former officers, employees, attorneys, agents and directors of the Company and its subsidiaries and affiliates, and any successor or assign of any of the foregoing (collectively, the “Released Company Parties”), from any claim, charge, action or cause of action that any of the Releasing Executive Parties may have against any of the Released Company Parties, whether known or unknown, from the beginning of time through the Effective Date based upon any act, fact, omission, matter, cause or thing whatsoever, whether or not related to or arising out of the Executive’s employment with the Company or the termination thereof. Notwithstanding the foregoing, this release shall not extend to or discharge any claims that Executive may not release as a matter of law, including but not limited to any rights to or claims for indemnification or contribution, including associated expenses and attorneys fees and the advancement of either of the foregoing, that Executive currently has or may in the future have under any of the following: the Certificate of Incorporation or By-Laws of the Company, under any applicable insurance policy, under that certain Indemnity Agreement effective as of March 24, 2003 between Executive and the Company (the “Indemnity Agreement”), or under any other provision or principle of law, or otherwise. In addition, this release shall not extend to or discharge (i) the Executive’s right to enforce the terms and conditions of this Agreement, or (ii) any rights or claims that might arise after the Effective Date, or (iii) the Executive’s right to enforce the terms and conditions of the Indemnity Agreement or the Company’s Certificate of Incorporation or its Bylaws, all of which rights and claims shall be preserved, or (iv) the Executive’s right to enforce the terms and conditions of each agreement and plan governing the issuance of each stock option referenced in Section 5.a, as well as the stock issued upon exercise of that stock option. Nothing in this Section 6.b shall prohibit Executive from filing a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable agency. The Executive represents and warrants that he currently knows of no basis for any claims by him against any Released Company Party, and that neither he nor anyone acting on his behalf has filed any claim, action, suit, complaint or proceeding against any Released Company Party in any agency, court or other forum or tribunal.
     c. The releases and discharges provided in subsections 6.a and 6.b above include, but are not limited to, any rights or claims under United States federal, state or local law for

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wrongful or abusive discharge, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, including rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”). The Executive and the Company each expressly waives any right or benefit that otherwise would be available to them, respectively, pursuant to section 1542 of the Civil Code of the State of California, which statute provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
     d. It is understood and agreed that Agreement represents a compromise settlement of a disputed claim or claims, and that neither this Agreement itself nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing of any kind by the Company.
     e. The Executive affirms that that he has been advised by the Company to consult with an attorney of his choice concerning the terms and conditions set forth herein; that he has availed himself of that right; that he has been given at least twenty-one (21) days within which to consider this release and its consequences; that he has seven (7) days after signing this Agreement to revoke and cancel this Agreement by written notice to the Company; that this Agreement shall not become effective or enforceable until the eighth day following its execution (the “Effective Date”); and that Executive, if he chooses to sign this Agreement, should do so no earlier than February 1, 2007.
     7. Cooperation. For the period that commences on the Effective Date and expires on February 1, 2008, the Executive hereby agrees to assist the Company, upon reasonable request by the Company, and subject to reasonable accommodation of the Executive’s personal and business schedule, in connection with any pending or future dispute, litigation, arbitration or similar proceeding or investigation (“Dispute”) or any regulatory request or filing involving the Company, any of its directors, or any of the directors of any of its subsidiaries, provided that such Dispute or regulatory request or filing related to a matter of which he had knowledge or for which he was responsible prior to February 1, 2007, and that such request for assistance is neither unduly burdensome nor unreasonable. The Company shall promptly reimburse the Executive for, or promptly advance to the Executive, all costs and expenses reasonably incurred by the Executive in connection with rendering assistance to the Company in connection with any such Dispute or regulatory request or filing, including without limitation reasonable fees and disbursements of separate counsel for the Executive if the Executive reasonably determines that the matter is of a nature which indicates that he should have separate representation. Such expenses shall be reimbursed or advanced promptly after the Executive’s submission to the Company of statements in such reasonable detail as the Company may require. Time devoted by the Executive to assisting the Company pursuant to this Section 7, shall not be required to exceed 20 hours in any month.

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     8. Publicity and Non-Disparagement.
     a. Unless and until the Company publicly discloses this Agreement, the Executive shall neither discuss any aspect of the terms of this Agreement with, nor disclose all or any portion of this Agreement to, any person or organization. Notwithstanding anything elsewhere to the contrary, the Executive may in any event discuss this Agreement with, and disclose all or any portion of this Agreement to, his spouse and his legal, tax and financial advisors.
     b. The Executive agrees that he shall not intentionally make any public statement to third parties, the public, the press or the media, or any administrative agency that is intended to disparage the Company or to cause injury to the Company or any of its officers, directors, or employees. The Company agrees that it shall use its reasonable best efforts to cause its officers and directors not knowingly to make any public statement to third parties, the public, the press or the media, or any administrative agency intending to disparage the Executive.
     c. Notwithstanding the foregoing, nothing in this Section 8 shall prevent any person from responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statements, provided, in the case of the Executive, that, prior to making any such responses or statements, he has informed the Company of their substance and tenor reasonably in advance and discussed his intended course of action with it. Further, nothing in this Section 8 shall prohibit the Executive from providing truthful information in response to a proper subpoena or other legal process.
     9. Confidentiality and Protection of Proprietary Information.
     a. The Executive hereby reaffirms his obligations pursuant to that certain Agreement Regarding Proprietary Information and Inventions, effective as of March 24, 2003, between the Executive and the Company (the “Proprietary Information Agreement”), to which agreement the Executive acknowledges that he is bound; provided, however, that the provisions of Section 10 of this Agreement (“Non-Solicitation”) shall supersede the provisions of paragraph 10.b of the Proprietary Information Agreement.
     b. The Executive hereby agrees and covenants that he shall return or cause to be returned to the General Counsel of the Company any and all property of the Company of any kind or description whatsoever which on the Effective Date is in his possession or under his control (including, but not limited to, any Proprietary Information, as defined in the Proprietary Information Agreement, in written or other tangible form) and shall not retain any copies, duplicates, reproductions or excerpts thereof, except as otherwise provided hereunder. The Executive represents and warrants to the Company that he has returned to the Company all property or data of Company of any type whatsoever, including but not limited to any planning data, personnel data, historical or projected financial data, compensation data, computer software and any and all documents in hardcopy or electronic format, that has been in Employee’s possession or control. Anything to the contrary notwithstanding, nothing in this Section 9 shall prevent the Executive from retaining papers and other materials of a personal nature, including personal diaries and Rolodexes, information showing his

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compensation or relating to reimbursement of expenses, information that he reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment with the Company.
     c. For the one-year period that commenced on February 1, 2007, the Executive shall not manage, operate, control or materially participate in the management, operation or control of any other company in any position or role that would reasonably be expected to put him in material breach of his obligations to the Company pursuant to the Proprietary Information Agreement. The Executive warrants and represents that, as of the Effective Date, he is in compliance with this Section 9.c.
     d. Notwithstanding the foregoing, the provisions of this Section 9 shall not apply (i) to any disclosure or use of Proprietary Information in connection with providing services or assistance pursuant to Section 7, (ii) to any disclosure that may be required by law or by any court, arbitrator, or administrative or legislative body with apparent jurisdiction to order the Executive to disclose or provide any such Proprietary Information, (iii) to any disclosure of Proprietary Information reasonably required to enforce the terms of this Agreement, or (iv) to any Proprietary Information that becomes generally known to the public other than as a result of any violation of this Agreement by the Executive.
     10. Non-Solicitation. For the one-year period that commenced on February 1, 2007, the Executive shall not, directly or indirectly, without the prior written consent of the Company, knowingly solicit, induce, or attempt to induce, either for himself or on behalf of any company or business organization in which he serves as an officer, employee, partner, director, or consultant, any employee or consultant of the Company to terminate his, her or its employment or consulting relationship with the Company, whether for employment or to consult with a third party or otherwise. Anything to the contrary notwithstanding, the Company agrees that this Section 10 does not prohibit the Executive from (i) responding in any manner to an unsolicited request from any present or former employee of the Company for advice or information on employment matters, or (ii) responding to an unsolicited request for an employment reference for any present or former employee of the Company, by providing a reference setting out his personal views about such present or former employee.
     11. Indemnification. Notwithstanding anything in this Agreement to the contrary, the Company and Executive agree that the Indemnity Agreement, and the parties’ respective obligations thereunder, shall remain in full force and effect.
     12. Notice. Any notice, request, or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient or (ii) provided that a written acknowledgement of receipt is obtained, three days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address specified below for the recipient (or to such other address as the recipient shall have specified by ten days’ advance written notice given in accordance with this Section 12). Such communication should be addressed to the Executive at his principal residence and to the Company at its corporate headquarters to the attention of the General Counsel.

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     13. Entire Agreement. Except as expressly set forth herein, this Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the parties with respect thereto. This Agreement may be modified only by a written document signed by the Executive and a duly authorized officer of the Company. Any waiver by any person of any provision of this Agreement shall be effective only if in writing and signed by the person against whom enforcement of the waiver is sought. For any waiver or modification to be effective, it must specifically refer to this Agreement and to the terms or provisions being modified or waived. No waiver of any provision of this Agreement shall be effective as to any other provision of this Agreement except to the extent specifically provided in an effective written waiver.
     14. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. Specifically, should a court, arbitrator or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the Parties that the general release and the waiver of unknown claims herein shall otherwise remain effective to release any and all other claims.
     15. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California.
     16. Headings. The headings of the Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

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     17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.
     IN WITNESS WHEREOF, the Parties have executed this Agreement.
PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND RELEASE
INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

THE EXECUTIVE: Arthur L. Swift

Executed this 2nd day of February, 2007.

/S/ ARTHUR L. SWIFT
Arthur L. Swift

THE COMPANY: Transmeta Corporation

Executed this 2nd day of February, 2007.

Transmeta Corporation

By:	/S/ JOHN O’HARA HORSLEY
John O’Hara Horsley
Executive Vice President, General Counsel & Secretary

Address:	3990 Freedom Circle Santa Clara, California 95054 Telephone: 408-919-3000

CONSULTING AGREEMENT
     This Consulting Agreement (the “Agreement”) is entered into as of February 1, 2007, by and between Arthur L. Swift (“Swift” or the “Consultant”) and Transmeta Corporation, a Delaware corporation (“Transmeta” or the “Company”) (each a “Party” and, collectively, the “Parties”).
RECITALS
     WHEREAS, Swift has substantial professional experience and knowledge relating to the sales, marketing, and development of business opportunities involving Transmeta’s computing and low power semiconductor technologies, and has served as the Company’s Senior Vice President of Marketing from March 2003 to March 2005, and as President and CEO of the Company from March 2005 through January 2007; and
     WHEREAS, the Company now desires to engage the services of Swift as a consultant, and Swift is willing to render, and to hold himself available to render, consulting services to the Company upon the terms and conditions herein set forth.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. Services. For the term of this Agreement, Swift shall serve as a consultant to the Company, and shall be available to perform, and shall perform, for the Company consulting services relating to sales, marketing, and the development of business opportunities involving Transmeta’s computing and low power semiconductor technologies as reasonably requested by the Company’s President and Chief Executive Officer (the “Services”). Swift shall personally perform all of the Services provided for in this Agreement.
     2. Compensation. In consideration for Swift’s performance of Services pursuant to this Agreement, the Company shall pay Swift a consulting fee of $1600 per day. Swift shall maintain and submit to the Company periodic statements for Services rendered. The Company will pay such statements on a monthly basis. Notwithstanding any other provision of this Agreement, however, the Parties agree that during any three-month period covered by this Agreement, the number of consulting days shall not exceed five (5) days in aggregate, and the Company’s aggregate payments to Consultant for Services shall not exceed $32,000 during 2007. In addition, all stock options that were previously granted to Swift as a Transmeta employee (the “Stock Options”) will remain exercisable through and until the Termination Date of this Agreement (as defined below in Paragraph 4) and subject to the terms of Swift’s original stock option grant agreements, including provisions allowing exercise of stock options, to the extent vested and exercisable, until the Termination Date. To the extent not exercised, all Stock Options will terminate on the Termination Date of this Agreement. The Stock Options will cease vesting on January 31, 2007 and will hereafter be exercisable only for the number of shares vested, and to the extent exercisable, on January 31, 2007. The Company acknowledges that the compensation for Services provided for in this Paragraph 2 shall be in addition to the Severance Payment to which Swift is entitled pursuant to that certain Separation and Release Agreement between the Parties dated January 31, 2007 (the “Separation Agreement”).
     3. Expenses. The Company shall reimburse Consultant for his reasonable expenses in accordance with the Company’s policies. Consultant shall keep and submit to the Company records of such expenses.
     4. Term and Termination. This Agreement shall terminate as of December 31, 2007 unless extended or earlier terminated by the Parties (the “Termination Date”). Either Party may terminate this Agreement at any time for any reason after August 30, 2007 with 30 days notice, and, upon such termination, neither Party shall have any obligations hereunder to the other except for payment for Services previously rendered or expenses previously incurred.
     5. Relationship of the Parties. Swift’s consulting relationship to the Company will be that of an independent contractor. Nothing in this Agreement is intended or shall be construed to constitute Swift as, and Swift acknowledges that he is not, an employee of the Company. Swift acknowledges that his performance of Services pursuant to this Agreement will not entitle him to receive any vacation payments, or to participate in any of the Company’s employee benefits plans, arrangements, stock options or distributions relating to any bonus, insurance or similar benefits provided for the Company’s employees.
     6. Indemnification. If Swift is made a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he provided Services pursuant to this Agreement, then Swift shall be indemnified and held harmless by the Company, to the fullest extent permitted by applicable law, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Swift in connection therewith; provided, that Swift shall not be so indemnified or held harmless in any action, suit or proceeding brought by the Company against Swift or, with respect to a criminal action or proceeding, if Swift had reasonable cause to believe that his conduct in question was unlawful.

     7. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

CONSULTANT	TRANSMETA CORPORATION

/s/ ARTHUR L. SWIFT	/S/ LESTER M. CRUDELE

Arthur L. Swift	By Lester M. Crudele
President and Chief Executive Officer